UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 10, 2006

Penwest Pharmaceuticals Co.
(Exact Name of Registrant as Specified in Charter)

Washington (State or Other Juris- diction of Incorporation	000-23467 (Commission File Number)	91-1513032 (IRS Employer Identification No.)

39 Old Ridgebury Road, Suite 11 Danbury, Connecticut (Address of Principal Executive Offices)	06810-5120 (Zip Code)
Registrant’s telephone number, including area code: (877) 736-9378
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
SIGNATURE

Item 1.01. Entry into a Material Definitive Agreement
On November 10, 2006, Penwest Pharmaceuticals Co. (“Penwest”) entered into a Manufacture and Supply Agreement and a Quality Agreement with Draxis Specialty Pharmaceuticals Inc. (“Draxis”) (the “Agreements”). The Agreements replace the Custom Manufacturing Agreement dated as of September 27, 1999 between Penwest and DRAXIS Pharma Inc.
Under the terms of the Agreements, Draxis has agreed to exclusively manufacture certain TIMERx materials for Penwest, and Penwest has agreed to purchase from Draxis at least 50% of its annual requirements for these TIMERx materials.
Penwest has agreed to indemnify Draxis from liabilities incurred during the term of the Agreements or within five years thereafter, arising from Draxis’s activities pursuant to the Agreements or the use or sale of the materials manufactured under the Agreements, other than liabilities resulting from Draxis’s negligence, willful misconduct or breach of an Agreement.
The Agreements have an initial term of three years, and will renew automatically for successive one-year periods unless either party gives the other 180 days prior notice of non-renewal. Either party may terminate the Agreements for the other’s bankruptcy or uncured breach, or for convenience on 18 months notice. Upon termination or expiration, Penwest must purchase all finished TIMERx materials and specified raw materials purchased by Draxis.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PENWEST PHARMACEUTICALS CO.
Date: November 16, 2006	By:	/s/ Benjamin L. Palleiko
Benjamin L. Palleiko
Senior Vice President, Corporate Development and Chief Financial Officer